 EXHIBIT 10.5

ASSET PURCHASE AGREEMENT

This Agreement is made on October 18, 2007 by and among JANEL WORLD TRADE, LTD. ("Janel"), a Nevada corporation, with its principle office at 150-14 132nd Avenue, Jamaica, New York, 11434; JANEL NEWCO, INC., a Nevada corporation with its principle office at 150-14 132nd Avenue, Jamaica, New York, 11434 (“Buyer@); and ORDER LOGISTICS, INC. (“Seller”).

WHEREAS, Seller desires to sell and Buyer desires to purchase assets of Seller in exchange for consideration, and the assumption of certain liabilities of Seller, all as set forth in this Agreement; and

WHEREAS, the transaction contemplated hereby is intended to be accounted for as a "purchase" in accordance with Generally Accepted Accounting Principles ("GAAP") and applicable Securities and Exchange Commission (“SEC”) regulatory standards governing such a transaction.

In consideration of the mutual promises contained herein, Buyer and Seller agree as follows:

1. Seller. Seller is engaged in the business of offering an internet-based collaborative logistics management and tracking solution by providing a single, integrated technology platform which enables customers to collaborate with logistics professionals for the planning, execution, management and tracking of shipments, and financial settlement and control of their shipments to and from anywhere in the world across the supply chain..

2. Purchase and Sale. Subject to the terms and conditions set forth in this Agreement, the Seller will sell to Buyer and Buyer will purchase from Seller, on the Closing Date, the properties, assets (tangible and intangible) and business of Seller as a going concern, excluding only the assets set forth on the attached Schedule 2, which will be referred to as AExcluded Assets." The assets to be purchased are all the assets of Seller (other than Excluded Assets) owned, leased, licensed or used by Seller in the conduct of its business. Buyer will acquire and operate the business conducted by Seller as described in Section 1. The assets being purchased shall include, without limitation, all of the Seller’s right, title and interest to:

2.1 the computer software and hardware, title and/or licenses for the exclusive ownership and use of all intellectual property required to own and use the software, hardware, patents, copyright, trademarks and all property set forth on Schedule 2.1, and all improvements thereon, and any other assets related thereto or in connection therewith;

2.2 accessory equipment, set forth on Schedule 2.2;

2.3 all other personal property, including, but not limited to, machinery, equipment, computers, software, source codes, furniture and fixtures, set forth on Schedule 2.3;

2.4 prepaid expenses, set forth on Schedule 2.4, related to the assets, business and liabilities being acquired by the Buyer pursuant to this Agreement;

2.5 all documentary and computerized records relating to the acquired property;

2.6 books, records, Financial Records, and marketing materials relating to the acquired property;

2.7 the name “Order Logistics” and any other trade names, service marks, trademarks, copyrights, patents, and other intellectual or proprietary property, and all registrations and applications pertaining thereto, all set forth on Schedule 2.7 attached, including, but not limited to, proprietary technology, know-how, manuals, trade secrets, processes, and technical expertise, and the goodwill thereof and of the business of Seller;

2.8 business agreements, including, but not limited to, agreements for the sale, purchase, lease or license of goods, services or property of any kind as well as debt instruments, credit agreements, loans, notes and guarantees, set forth on Schedule 2.8;

2.9 customer contracts and customer lists, set forth on Schedule 2.9;

2.10 employee lists, including status, social security number and current compensation of each employee, and employment, consultant, independent contractor, union and collective bargaining agreements, set forth on Schedule 2.10;

2.11 certain insurance policies, set forth on Schedule 2.11; and

2.12 permits, authorizations, licenses, franchises, approvals or consents from any regulatory or administrative body or organization, or governmental or quasi-governmental body or agency, set forth on Schedule 2.12, to the extent that they are assignable or transferable.

The transfer of all personal property and contracts, and the assumption of certain liabilities and obligations, hereunder shall be deemed to take place on the Closing Date. This Agreement constitutes the transferring of all right, title and interest in the intellectual property described in this Agreement and Section 2.1, Section 2.7, and as set forth on Schedule 2.1 and Schedule 2.7.

3. Purchase Price; Obligations to Janel; Expenses.

3.1 Purchase Price. The Purchase Price is Three Million Six Hundred Thousand Seven Hundred Dollars ($3,767,429). At the Closing, the Purchase Price shall be paid as follows:

(a) Cash Consideration. Consideration paid in cash will total Two Million Two Hundred Seventy Three Thousand Seven Hundred Dollars ($2,342,429), and is comprised of the following obligations of the Seller which will be assumed by the Buyer;

(i) The Seller’s obligation to the National Bank of South Carolina in the principal amount of $648,000, provided that interest accrues at an interest rate no more than the prime rate at J.P. Morgan Chase Bank, N.A., less 0.5%, of which $148,000 of principal will be paid at Closing, together with $7,854.08 of accrued and unpaid interest;

(ii) Payment of the Seller’s obligation to Iron & Glass Bank of the principal amount of $629,291.72, which will be paid at Closing;

(iii) Payment of the Seller’s obligation to Marine Bank in the amount of $152,711.57 at Closing;

(iv) Payment of the Seller’s obligation to Greater Bay Business Funding in the amount of $140,000 at Closing;

(v) Payment of $225,000 of the Seller’s overdue payroll taxes incurred by its JAT subsidiary at Closing;

(vi) Payment of $104,294.32 to satisfy certain of the Seller’s accounts payable at Closing which are set forth on Schedule 3.1(a)-(v); and

(vii) Payment of $148,000 for the Seller’s first and second fiscal quarter 2007 payroll taxes at Closing; and

(vii) Payment of $239,277 to the Seller at Closing, and payment of $125,000 to Brian Griffin on March 30, 2008.

(b) Stock Consideration. Buyer shall authorize an issue of 285,000 unregistered shares of $0.001 par value Series B Convertible Preferred Stock (the "Janel Shares"), which will be non-voting shares and will be convertible into Janel’s unregistered shares of $0.001 par value Common Stock two (2) years after issuance, which will be issued at Closing as set forth on Schedule 3(b), all subject to the applicable rules of the Securities and Exchange Commission (“SEC”).

(c) The Janel Shares will be valued at the closing price of Janel’s Common Stock in the public markets on the day of the Closing as if they had already been converted into shares of Janel’s Common Stock.

3.2 Obligations Owed to Janel. Seller is currently indebted to Janel for services rendered in the sum of $152,533.10, which must be paid in full on or before Closing, failing which Janel has the right to reduce the amount of any of assumed Seller liabilities set forth in Section 3.1(a) by the amount of the unpaid balance due, in Janel’s sole discretion.

3.3 Other Expenses. Each party hereto shall pay and bear their respective fees and expenses incident to the negotiation, preparation, and execution of any documents or transactions contemplated by this Agreement and any meeting of their respective boards or shareholders, as applicable, other than as expressly provided for in Section 3.2.

3.4 Purchase Price Adjustment.   Seller agrees that the Buyer has the right to a downward adjustment of the Purchase Price (the “Purchase Price Adjustment”) if after the Closing the Buyer becomes obligated to pay any sales, use, value added, excise, import, privilege, or other similar taxes, levies, or payments in lieu thereof, and accrued interest or penalties thereupon (collectively, the “Unpaid Sales Taxes”), which are imposed by any governmental authority and arise out of or in connection with Seller’s operations of its business prior to Closing including, but not limited to, the sale of products or the performance of services by the Buyer. The amount of the Unpaid Sales Taxes will be deducted parri passu from the Purchase Price dollar-for-dollar, first by Janel’s cancellation of that number of Janel Shares in the Stock Consideration at the issuance value of those Janel Shares, and then by reimbursement to Janel of the Cash Consideration, up to a sum equivalent to the amount of the Unpaid Sales Taxes.

3.5 Objections.

(a) If Buyer or Seller object (the “Objection”) to the calculation of the Unpaid Sales Taxes, either of them may make the Objection in a written request to the other parties hereto for a recalculation (a “Request”). If such a Request is made, and within five (5) business days of its receipt, at least one authorized representative from each of the parties shall meet or confer and make a good faith effort to resolve the Objection posed in the Request.

(b) If the Objection cannot be resolved within five (5) business days from the first meeting or conference of the representatives, unless the delay is merely as a result of a scheduling conflict, (the “Resolution Period”) then, within ten (10) business days after the expiration of the Resolution Period (the “Selection Period”), each of Buyer and Seller shall select a certified public accountant (“CPA”), and one CPA shall be randomly selected from the members of the American Institute of Certified Public Accountants (“AICPA”) who provide such auditing or calculation services. Each CPA selected shall be a duly qualified CPA in good standing with respect to his certification in the State of New York. The three CPAs so chosen shall recalculate the amount that is the subject of the Objection by majority vote and, within thirty (30) days from the expiration of the Selection Period, furnish the parties with a writing, approved by a majority of the CPAs, setting forth the recalculated amount and briefly describing the manner in which it was determined. The amount that is arrived at by the majority vote of the CPAs shall be the amount used as the Unpaid Sales Taxes.

(c) The parties shall share equally all of the expenses and fees associated with resolving the Objection under this Section. Any party hereto shall have the right to seek specific enforcement or other equitable relief or remedies at law in court for any breach or threatened breach of this Section.

3.6 Allocation of Purchase Price. Janel and Buyer shall have the exclusive and sole right to allocate the Purchase Price among the acquired assets. Seller agrees that such allocation is the proper allocation of the Purchase Price in accordance with the fair market value and ownership of the assets. Seller and Buyer agree to report the federal, state and local income taxes and other tax consequences of the transactions contemplated hereby, including the reporting of information required under Section 1060(b) of the IRC, in a manner consistent with such allocation. Seller and Buyer further agree not to take any tax position inconsistent with such allocation in connection with (a) the preparation of their respective Financial Records, tax returns, reports to shareholders, reports to governmental authorities or otherwise, (b) any examination of their tax returns or any refund claims, or (c) any litigation, investigations or other proceedings involving any of their tax returns. Seller and Buyer each agree to furnish to the other a copy of IRS Form 8594 (Asset Acquisition Statement under Section 1060 of the IRC) as filed with the Internal Revenue Service by such party pursuant to Sections 755 and 1060 of the IRC within thirty (30) days following such filing.

3.7 Sales and Use Taxes; Recording Expenses. Buyer agrees to pay any and all taxes payable in connection with the consummation of the transactions contemplated by this Agreement and the sale, conveyance or assignment of the assets hereunder (other than Unpaid Sales Taxes, and income taxes incurred by Seller or resulting directly from such sale, which shall be borne by Seller), including sales and use taxes, and to prepare and file any necessary tax returns in connection therewith. Buyer further agrees to pay all filing and recording fees relating to the filing and recording of any instruments delivered by Seller to convey the assets to Buyer, if any.

4. Seller’s Representations, Warranties and Covenants. The Seller represents and warrants to Buyer and Janel that, as of the date hereof, for the period of time until the Closing Date, if such date is later than the date hereof, and on the Closing Date:

4.1 Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to own, use, operate, lease and license its assets and to carry on its business as now being conducted with all requisite corporate power and authority to (a) execute, deliver and perform its obligations under this Agreement and other agreements contemplated hereby and (b) consummate the transactions contemplated hereby and thereby. Seller is duly qualified to do business and is in good standing in each jurisdiction where the conduct of its business or the ownership, usage, operation, lease or license of its assets requires such qualification.

4.2 Authorization. The execution and delivery by Seller of this Agreement, the performance by Seller of its and his obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms.

4.3 Consent; Notice. No consent, notice, approval, exemption, permit, license, or authorization (“Consent”) is required to be obtained by Seller, and no filing is required to be made with, any person or entity, including, but not limited to, any creditors of Seller (a) in order for this Agreement to constitute a legal, valid and binding obligation of Seller or, (b) to authorize or permit the consummation by Seller of the transactions contemplated hereby or; (c) under or pursuant to any Consents held by or issued to Seller (including, without limitation, environmental, health, safety and operating permits and licenses) by reason of this Agreement or the consummation of the transactions contemplated hereby, except as set forth on Schedule 4.3 attached. Buyer agrees to cooperate with Seller in seeking any required Consents, except that if Consent is required, and such Consent cannot be secured, Buyer will not have any liability to Seller with respect to such agreement or document as to which such Consent cannot be secured.

4.4 Omitted

4.5 Environmental Conditions. Seller, to its knowledge, has conducted its business operations in compliance with all applicable Environmental Laws, and to its knowledge, there is no event, condition, circumstance, activity, practice, incident, action or plan which interferes with or prevent its business operations from being in continued compliance with any Environmental Law.

4.6 Personal Property. Seller owns, leases, or licenses certain property set forth in Sections 2.1, 2.2, 2.3, 2.7, 2.8, 2.11, 2.12, and 2.13, and will own or have in effect valid, enforceable leases or licenses and good marketable title to all such property. None of such property is or will be subject to any (a) contracts of sale, leases, or licenses or (b) Liens of any kind or character, other than as indicated on Schedule 4.6.

4.7 Intellectual Property.

(a) Seller has and will have the right to use the name "Order Logistics," and all trade names, service marks, patents, copyrights, trade marks, and other like intellectual or proprietary property, and the goodwill pertaining to each and to the business of Seller, and all of said rights are, and will be, free and clear of all royalty obligations, Liens, expenses, attorney’s fees for services, and governmental, quasi-governmental, regulatory or administrative fees. There are no pending claims or known demands of infringements asserted by any person or entity. Seller has no knowledge of any conflicting use of any of such property or rights. To Seller’s knowledge, Seller's use of said intellectual property and any proprietary property or technology of Seller is not in violation of any law or regulation or breach of any agreement or instrument.

(b) Seller has no trade names, service marks, patents, copyrights, trademarks or other intellectual or proprietary property other than as set forth on Schedule 2.7.

4.8 Employee Plans. Seller has no employee benefit plans (as defined in section 3 (3) of the Employee Retirement Income Security Act of 1974), except those set forth on Schedule 2.11 (“Benefit Plans”).

4.9 Insurance. All policies of insurance of any kind maintained, owned or held by Seller are set forth on Schedule 2.11 and such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation or termination. The insurance policies to which Seller is a party are sufficient for compliance with all requirements of applicable laws and all agreements to which Seller is a party or by which Seller or its assets are bound, and the coverage provided by said policies are sufficient to cover all risks insured against. Seller will maintain insurance coverage, in amounts deemed adequate by Seller’s management, against all risks presently insured against. In the event any such insurance policy is not acquired or assumed by the Buyer or Janel by the Closing Date, Seller shall not be responsible for the maintenance of any such insurance coverage after the Closing Date, unless otherwise agreed between Buyer and Seller.

4.10 Permits; Licenses. Schedule 2.12 sets forth all of the Consents and franchises which have been issued to or are held or used by Seller, or for which Seller has applied. Seller has obtained all of the Consents and franchises which are necessary for the ownership and use of the Purchased Assets, the conduct of its business, and the consummation of the transactions contemplated hereby. All such Consents and franchises are in full force and effect, no violations exist or have been recorded in respect of any thereof, and no proceeding is pending or threatened to revoke or limit any thereof.

4.11 Financial Records. Seller's Financial Records and tax returns have been prepared in the normal course of business using normal good faith allocations and in accordance with GAAP, consistently applied, and present fairly all the assets, liabilities and results of operations of Seller for the periods specified. Janel shall have made a review of Seller’s Financial Records, including for the years ended December 31, 2006 and 2005. The accounts and notes receivable reflected on the Financial Records represent bona fide claims of Seller against debtors for sales or advances made or services performed in the ordinary course of business and have been collected or are and will be good and collectible in the ordinary course of business. Except as set forth on Schedule 4.11 attached, Seller has no knowledge of any such receivables that are uncollectible, in controversy or subject to offset or counterclaim. Schedule 4.11 also sets forth (a) Seller's standard terms and conditions for sales and collections and (b) a list of those customers to which such standard terms and conditions do not apply, if any, and a description of such non-standard terms on a customer by customer basis.

4.12 Tax Matters. All required federal, state, county, town, city and village tax reports and returns of Seller have been and will be properly and accurately filed, and all taxes due thereunder have been paid or adequate reserves therefore have been established. Seller shall make available to Buyer and Janel such financial and tax information and give access to Seller’s books and records as Buyer or Janel may reasonably require for all diligence purposes, the preparation of Financial Records, and for audits.

4.13 Capital Expenditures. Seller has delivered a schedule of all monies disbursed on account of capital expenditures made by it since December 31, 2006 to the date hereof (attached hereto as Schedule 4.13) in excess of $5,000. After the date hereof, no capital expenditures or commitments in excess of $1,000 will be made by Seller for the business of Seller, except with Buyer’s prior written consent.

4.14 Absence of Undisclosed Liabilities. To the knowledge of Seller, there are no liabilities (direct or contingent) of Seller as to which a claim has been or may be made that would materially affect the Purchased Assets or the business of Seller, except those expressly assumed by Buyer as set forth on Schedule 4.14.

4.15 No Breach. The execution and delivery by Seller of this Agreement, the performance by Seller of its and his obligations hereunder, and the consummation by Seller of the transactions contemplated hereby will not (a) conflict with, result in any violation of, or constitute a default under, Seller's Certificate of Incorporation or By-Laws, in each case as amended to date, (b) constitute a default under, result in a violation or breach of, result in the cancellation or termination of, accelerate the performance required under, or result in the creation of, any Lien upon any of the Purchased Assets pursuant to any agreement, mortgage, guaranty, deed of trust, note, indenture, bond, lease, license or other instrument to which Seller is a party or by which any of Seller's assets are bound, or (c) result in to Seller’s knowledge a material violation of or conflict with any law, ordinance, rule, regulation, order, writ, judgment, award, edict or decree applicable to Seller, its business or the Purchased Assets.

4.16 Litigation. Other than as set forth on Schedule 4.16, there are no outstanding suits, actions, proceedings, investigations, audits, claims, or awards pending or, to the best knowledge of Seller, threatened against Seller, its business or the Purchased Assets (collectively, "Litigation") and, to the best knowledge of Seller, there is no basis for any such Litigation. There are no orders, judgments, writs or decrees outstanding against Seller, its business or the Purchased Assets.

4.17 Compliance with Laws. Seller will remain in material compliance with all applicable federal, state, foreign and local legal requirements, including, without limitation, Environmental Laws (as defined in Section 4.5(k)) in each of the jurisdictions in which Seller conducts business.

4.18 Conduct of Business. Seller has since August 16, 2007, and shall from the date hereof (a) conduct its business in the ordinary course only; (b) refrain from (i) materially altering existing sales or collection practices, terms or conditions, (ii) deferring payment of expenses, (iii) terminating the employment of any key employees, or (iv) hiring any new employee whose total compensation (on an individual basis) exceeds $25,000 per annum, or change the compensation of any employee other than normally scheduled increases in the ordinary course without Janel or Buyer’s prior written consent; (c) exert its best efforts and shall instruct its employees, consultants and independent contractors to exert their best efforts to (i) maintain good relationships with suppliers, customers, employees, consultants and independent contractors, (ii) maintain and preserve intact its business organization and all agreements, (iii) maintain its books, accounts and records in the usual manner on a basis consistent with prior years, and (iv) maintain all of its assets in customary repair, order and condition.

4.19 Liens; Indebtedness. Seller will not from or after the date hereof, (a) except in the ordinary course of business consistent with past practices, mortgage, pledge or subject to a lien, security interest or any other encumbrance any of its property or assets, dispose of any of its property or assets or incur or cancel any obligation, indebtedness or claims, (b) except in the ordinary course of business consistent with past practices, incur, increase, renew, refinance or extend or agree or commit to incur, increase, renew, refinance or extend any indebtedness for borrowed money, any obligation which is evidenced by any note, bond, debenture, instrument or security, or obligation with respect to any commercial or standby letter of credit, or (c) guaranty the obligations of any other person or entity, except for guarantees of collection in the ordinary course of business, consistent with past practice.

4.20 Pension, and Retirement Plans. Seller is not, and has never been, a party to any Collective Bargaining Agreement between the Seller and any independent employees union.

4.21 Non-Compete; Non-Sollicitation; Non-Disclosure. The restrictive covenants contained herein are in consideration of the obligations of Buyer and the consideration to be received by Seller under this Agreement.

(a) No Competition. Seller shall not, and shall not directly or indirectly cause any officers, directors or managers to directly or indirectly and in any manner, whether as an employee, employer, consultant, independent contractor, agent, principal, partner, manager, investor, lender, officer, or director, or in any other capacity, engage in or become interested in any business that is competitive with the business of Seller, Buyer or Janel, with the exception of the holding of securities totaling less than one percent (1%) of the issued and outstanding securities of a public company as a passive investment.

(b) No Solicitation. Seller shall not, and shall not directly or indirectly cause any person or entity including, but not limited to, its officers, directors, employees, consultants, and independent contractors, to, directly or indirectly and in any manner, whether as an employee, employer, consultant, independent contractor, agent, principal, partner, manager, investor, lender, officer, or director, or in any other capacity:

(i) solicit for services or employ any person or entity that (1) was or is engaged by Buyer, Janel or Seller and will be engaged by Buyer or Janel as of the Closing Date or (2) was or is engaged by Buyer or Janel; or

(ii) solicit any person or entity that was or is a customer of Seller, Buyer or Janel for business or the purchase of goods or services in competition with the business of the Seller, Buyer or Janel; or

(iii) interfere with or endeavor to cause any person or entity to interfere with any employment or engagement with Buyer or Janel in any manner; or

(iv) induce or attempt to induce any person or entity to breach or interfere with any agreements or arrangements involving Buyer or Janel.

(c) No Disclosure. Seller shall not, and shall not directly or indirectly cause any person or entity including, but not limited to, its officers, directors, employees, consultants, and independent contractors to, directly or indirectly and in any manner, whether as an employee, employer, consultant, independent contractor, agent, principal, partner, manager, investor, lender, officer, or director, or in any other capacity:

(i) disclose, reveal, publish or otherwise make known or available to any person or entity, including any governmental or quasi-governmental body (each a "Third Party"), any Confidential Information (as defined below); or

(ii) use, or permit any Third Party under Seller’s control or influence, to use any Confidential Information for any reason or purpose whatsoever, except as approved by Buyer and Janel or as required by applicable law. The term "Confidential Information" shall mean all confidential and proprietary documentation, information and materials including, but not limited to, data, "know-how," plans, studies, procedures, processes, trade secrets, records, record keeping techniques, expansion plans, contemplated services or products, and customer, employee, consultant, or independent contractor lists, relating to the business or financing activities of Seller, Buyer or Janel, and, generally, without limiting the foregoing, any information not available to the public generally and pertaining to the business, finances, or operations of Seller, Buyer or Janel. For purposes of this Agreement, Confidential Information shall not include information which is in the public domain at the time it is received by Seller or which becomes public through no fault or negligence of Seller.

(d) Conflicting Provisions If after the Closing Date a conflict arises between the provisions of Section 4.21 of this Agreement and the provisions of any employment agreement of any former employee of the Seller, the provisions of this Agreement shall govern.

(e) Irreparable Injury. Seller acknowledge and agree that (i) Buyer and Janel will suffer irreparable injury for which money damages are not sufficient, (ii) a remedy at law will be inadequate for Buyer and Janel, and (iii) Buyer and Janel will be entitled to injunctive relief without proof of damages. Accordingly, Seller hereby consent to the seeking by Buyer or Janel, and imposition, of injunctive relief and any other appropriate equitable relief in order to protect their rights hereunder. Such relief shall be in addition to any other relief which may be available at law or in equity.

4.22 No Misrepresentation. No representation or warranty by Seller in this Agreement, on any Schedule hereto or any certificate, document or materials delivered pursuant hereto, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading. Seller will promptly notify Buyer if it or he receives any claim or notice of any violation or change with respect to the representations, warranties, covenants, agreements, documents or materials hereunder or delivered pursuant hereto.

4.23 True and Complete Copies. Copies of any agreements, documents or materials delivered and to be delivered hereunder are and will be true and complete copies of such agreements, documents or materials. Neither Seller nor any agent of Seller is in default under any such agreements, documentation or materials.

4.24 Books and Records. Janel, Buyer and their representatives shall have full reasonable access to all of the books, records, properties, assets and personnel of Seller during normal business hours from the date hereof and on the Closing Date.

4.25 Indemnification. Seller shall fully defend, indemnify and hold Buyer and Janel and their successors, assigns and representatives harmless, without regard to rights of setoff, from and against any liability, penalty, cost or expense incurred by or imposed on them, including reasonable attorneys fees, as a result of:

(a) any claim by any employee, consultant or independent contractor, which is attributable to periods of employment with Seller, or as a result of termination of employment from Seller; and

(b) any claim or liability for product liability, service liability and Unpaid Sales Taxes incurred by Seller.

5. Representations and Warranties of Buyer. Buyer and Janel represent and warrant to Seller that, as of the date hereof, for the period of time until the Closing date, if such date is later than the date hereof, and on the Closing Date:

5.1 Organization and Good Standing. Buyer and Janel are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada with all requisite corporate power and authority to (a) execute, deliver and perform their obligations under this Agreement and other agreements contemplated hereby and (b) consummate the transactions contemplated hereby and thereby. Buyer and Janel are duly qualified to do business and are in good standing in each jurisdiction where the conduct of their business requires such qualification.

5.2 Authorization. The execution and delivery by Buyer and Janel of this Agreement, the performance by Buyer and Janel of their obligations hereunder and the consummation by Buyer and Janel of the transactions contemplated hereby have been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of Buyer and Janel, enforceable against them in accordance with its terms.

5.3 No Breach. The execution and delivery by Buyer and Janel of this Agreement, the performance by Buyer and Janel of their obligations hereunder, and the consummation by Buyer and Janel of the transactions contemplated hereby will not conflict with, result in any violation of or constitute a default under Buyer and Janel's Certificate of Incorporation or By-Laws, in each case as amended to date.

5.4 Securities Compliance. Janel has timely filed all reports that are required to be filed by it with the SEC and is current with such filings. The Janel Shares and Bonus Shares shall be validly issued, fully paid and non-assessable. There are no subscriptions, options, warrants, rights or other agreements outstanding to acquire the Janel Shares or Bonus Shares. Seller will own the Janel Shares and Bonus Shares free and clear of all Liens, except as described in Sections 3.1 and 3.4.

6. Additional Representations, Warranties and Covenants.

6.1 Assistance After Closing. Each party will execute after the Closing Date such further instruments of assumption, assignment, transfer and conveyance and such other documents as may be reasonably requested by the other parties in connection with the carrying out of the transactions contemplated by this Agreement, including specifically, but not limited to, Seller enabling Janel and Buyer in the preparation and filing of all necessary materials and reports with the SEC which are necessary in the judgment of Janel's or Buyer's counsel.

6.2 Brokers.  Neither Seller, nor Buyer or Janel, or any of their officers, directors, employees, accountants, agents or representatives has employed any broker or finder, or incurred any liability for any fee, commission, or other compensation payable to any person or entity on account of alleged employment as a broker or finder, or performance of services as a broker or finder, in connection with or as a result of this Agreement or the transactions contemplated hereby.

6.3 Key Employees. Upon the Closing Date, Buyer shall become the employer of Seller's employees listed on Schedule 6.3 attached. Nothing herein contained shall be deemed to impose on Buyer or Janel the obligation to retain any such employees, or to enter into any agreements with any such employees, except to the extent set forth on Schedule 6.3 attached which lists principal employees with whom Buyer will enter into employment or management agreements.

6.4 Indemnification.

(a) Seller and its successors and assigns, hereby agree to defend, indemnify and hold harmless Buyer and Janel from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, claims, diminution in value, or disbursements of any kind or nature whatsoever, including but not limited to, interest, penalties, fines, judgments, settlements, costs of preparation and investigation, costs incurred in enforcing this indemnity, and reasonable attorneys' fees and expenses (collectively, "Losses") that Buyer and or Janel may suffer, sustain, incur or become subject to arising out of any breach of this Agreement and or acts or omissions of Seller, as a consequence of a breach of any representation, warranty, covenant or agreement by Seller, or any and all liabilities for obligations of Seller not assumed by Buyer at the Closing Date.

(b) Buyer and Janel, and their respective successors and assigns will, jointly and severally, forever defend indemnify and hold harmless Seller from and against any and all liabilities, obligations, losses, damages, penalties, judgments, costs, expenses, claims, diminution in value, or disbursements of any kind or nature whatsoever, including but not limited to, interest, penalties, fines, judgments, settlements, costs of preparation and investigation, costs incurred in enforcing this indemnity, and reasonable attorneys' fees and expenses (collectively, "Losses") that Seller may suffer, sustain, incur or become subject to arising out of any acts or omissions of Buyer or Janel from and after the date hereof.

7. Conditions Precedent.

7.1 Conditions Precedent to Buyer’s Obligations. All of the obligations of Buyer and Janel hereunder are subject to the fulfillment by Seller, as applicable, of each of the following conditions on or before the Closing Date:

(a) All representations and warranties of Seller contained in this Agreement and in certificates, documents, schedules and materials delivered pursuant hereto and in connection with the transactions contemplated hereby and thereby shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties had been made on the Closing Date. Seller shall have furnished Buyer with all schedules required by this Agreement in form and substance reasonably satisfactory to Buyer.

(b) All covenants of Seller to be performed or complied with by the Closing Date pursuant to the terms hereof shall have been duly performed or complied with.

(c) Seller shall have furnished Buyer with copies of resolutions duly adopted by its board of directors and sole stockholder approving the transactions contemplated by this Agreement.

(d) Seller shall have furnished Buyer and Janel with a favorable opinion, dated the Closing Date, of Seller’s corporate counsel, Donald P. Reed, Esq., of St. Petersburg, Florida, in form and substance reasonably satisfactory to Buyer, Janel and counsel to the effect that Seller is a Delaware corporation in good standing and has full power and authority to make and perform this Agreement, that this Agreement has been duly authorized by proper corporate action of Seller and its stockholder, that this Agreement constitutes the valid and legally binding obligation of Seller, subject to its terms, that the Bill of Sale, assignments, and other instruments, documents and agreements delivered by Seller have been duly authorized and executed and are effective to vest in Buyer good and marketable title to Seller’s interest in and to the Purchased Assets and to consummate the transactions contemplated hereunder.

(e) If so requested by Janel, and at Janel’s cost and expense, Buyer and Janel shall be entitled to a fairness opinion from such investment advisors selected by Janel (to which Seller shall consent, which consent shall not be unreasonably withheld).

(f) Janel shall have received approval from its primary lenders and investment bankers and financing from such institutions or bankers sufficient to cover the Cash Consideration and any debt that was or will be incurred as a necessary incident to this Agreement.

(g) Seller shall not have (i) suffered any material adverse change, and no such change is threatened, to its business, agreements, operations, properties, assets or financial condition, or (ii) entered into any agreement or transaction out of the ordinary course of business or which would affect any such material adverse change.

(h) The composition and amount of the assets and liabilities of Seller shall not have materially changed since the execution of the Agreement, except as disclosed to Buyer prior to the Closing Date; and, in that event, Buyer and Janel shall be entitled to conduct such further due diligence and have prepared and executed such documentation as they deem reasonably necessary such that they are satisfied that the transaction can be consummated. Seller shall not incur any guarantees or indebtedness for borrowed money not in the ordinary course of business or in excess of $1,000, or increased the compensation or expense allowance payable to any of its officers, employees, consultants or independent contractors, or paid any bonus, whether or not accrued, without first obtaining the written permission of Buyer and Janel,. Seller’s stockholder shall not have received any monies from Seller by way of dividends, redemption, loans, or advances.

(j) Seller each shall have delivered to Buyer and Janel a Certificate dated the Closing Date signed the President and Secretary of Seller, respectively, to certify to the statements contained in clauses (a), (b), (i), and (j) in this Section 7.1.

(k) The employees of the Seller who are to be employed by the Buyer or Janel shall have executed and delivered to Buyer an employment agreement between Buyer and themselves.

(l) Seller shall have delivered the documents set forth in Sections 8.1 and 8.2 below.

7.2 Conditions Precedent to Seller’s Obligations. All of the obligations of Seller hereunder are subject to the fulfillment of each of the following conditions on or before the Closing Date:

(a) All representations and warranties of Buyer and Janel contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties had been made on the Closing Date.

(b) All covenants of Buyer and Janel to be performed or complied with on or before the Closing Date pursuant to the terms hereof shall have been duly performed or complied with.

(c) Buyer and Janel shall have furnished Seller with copies of resolutions duly adopted by their respective boards of directors and stockholders approving the transactions contemplated by this Agreement.

(d) Buyer and Janel shall have furnished Seller with a favorable opinion, dated the Closing Date, of Buyer's and Janel’s counsel, Scheichet & Davis, P.C., in form and substance reasonably satisfactory to Seller and its counsel to the effect that Buyer and Janel are Nevada corporations in good standing and have full power and authority to make and perform this Agreement, that this Agreement has been duly authorized by proper corporate action of Buyer and Janel and their respective stockholders, that this Agreement constitutes the valid and legally binding obligation of Buyer and Janel, subject to its terms, and that the documents and agreements delivered by Buyer and Janel have been duly authorized and executed.

(e) Buyer shall have delivered to Seller copies of documentation from investors or lenders evidencing the availability to Buyer of the funds necessary to consummate this transaction.

(f) Buyer shall have executed and delivered the employment agreements referred to in Section 7.1(k).

8. Conveyance. To implement Section 2, Seller shall deliver the following:

8.1 Personal Property. The Bill of Sale necessary to convey to Buyer all Seller's right, title and interest in the personal property set forth in Section 2.

8.2 Leases; Licenses; Permits. The assignments necessary to transfer to Buyer all of Seller’s right, title and interest in the property and agreements set forth in Sections 2.1 through 2.3, 2.7, 2.8, and 2.11 through 2.13, and the Schedules thereto, and each Consent thereto if required.

9. Closing.

9.1 Closing Date. The Closing Date shall be the date hereof, or on such other date as the parties may agree upon. At the option of Buyer, Janel or Seller, by notice to the other parties, given not later than the tenth (10th) day preceding the scheduled Closing Date, the Closing Date may be adjourned for a period of five (5) days.

9.2 Place of Closing. The Closing shall take place at the offices of Scheichet & Davis, P.C., 767 Third Avenue, 24th Floor, New York, New York 10017, or at such other place in New York City as may be designated by the parties.

10. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested or by FedEx, Express Mail, or similar overnight delivery or courier service or delivered (in person or by facsimile) to the party to which it is to be given at the address or facsimile number of such party set forth below (or to such other address or facsimile number as the party shall have furnished in writing in accordance with the provisions of this Section 10).

If to Buyer:

Janel Newco, Inc.
150-14 132nd Avenue
Jamaica, New York 11434
Facsimile: (718) 527-1689

If to Janel:

James N. Jannello, CEO
Janel World Trade, Ltd.
150-14 132nd Avenue
Jamaica, New York 11434
Facsimile: (718) 527-1689

with a copy to:

William J. Davis, Esq.
Scheichet & Davis, P.C.
767 Third Avenue - 24th Floor
New York, New York 10017
Facsimile: (212) 371-7634

If to Seller:

Richard Francis, C.E.O.
Order Logistics, Inc.
#3 Crafton Square
Pittsburgh, PA 15205
Facsimile: (412) 920-1899

with a copy to:

Jeffery B. Wampler, Esq.
Erwin, Martinkus & Cole, Ltd.
411 W. University Ave.
Champaign, IL 61820
Facsimile: (217) 351-4314 - fax

11. Miscellaneous.

11.1 Amendment. This Agreement may be amended only in writing by a document subscribed by Buyer, Janel and Seller.

11.2 Choice of Law; Assignment. The Agreement shall be governed by the laws of the State of New York without regard to conflict of laws principles that might require the application of the laws of another jurisdiction, and shall be binding upon and shall inure to the benefit of the parties hereto and their respective representatives, successors and assigns; provided that neither Buyer nor Seller may assign all or any part of this Agreement without the prior written consent of the other. Any dispute, action, suit, or proceeding arising out of, based on, or in connection with this Agreement, may be brought only in the federal and state courts of the State and County of New York, and each party covenants, waives and agrees not to assert by way of motion, as a defense, or otherwise, in any such dispute, action, suit, or proceeding, any claim that it is not subject personally to the jurisdiction of such courts if it has been duly served with process, that its property is exempt or immune from attachment or execution, that the dispute, action, suit, or proceeding is brought in an inconvenient forum, that the venue of the dispute, action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by any such courts. Each party hereto consents to the personal jurisdiction of each such court and to the service of process by mail at its address to which notices are to be sent under Section 10 in connection with any such dispute, action, suit or proceeding.

11.3 Entire Agreement. No party has made or makes any representations or warranties of any kind to the other except those expressly set forth in this Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all other agreements and letters of intent previously contemplated or entered into by and among the parties hereto with respect to the subject matter hereof, with the exception of any paragraphs of the LOI that are specifically referenced herein.

11.4 Severability. If any provision of this Agreement shall be held invalid or unenforceable for any reason, such provision shall be reformed to the maximum extent permitted to preserve the parties' original intent, failing which it shall be severed from this Agreement with the balance of this Agreement continuing in full force and effect. Such occurrence shall not have the effect of rendering the provision in question invalid in any other jurisdiction or in any other case or circumstance, or of rendering invalid any other provisions contained herein.

11.5 Survival. The covenants, agreements, representations and warranties of each party made in this Agreement, and the certificates delivered hereunder or pursuant hereto, shall survive the Closing Date for the periods stated herein and, if no such period is stated, then until six (6) years after the Closing Date, except that the provisions of Sections 4.21 (c), (d) and (e) shall have no expiration date.

11.6 Waiver. Any waiver by any party of a breach, violation or default of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach, violation or default of that provision or of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any provision of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that provision or any other provision of this Agreement. Any waiver must be in writing and signed by the party to be charged with giving such waiver.

11.7 Counterparts. This Agreement may be executed in any number of counterparts, including a confirmed facsimile transmission, each of which shall be deemed to be an original but all of which shall be deemed to constitute a single instrument.

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(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first above written.

JANEL NEWCO, INC.		ORDER LOGISTICS, INC.

By:	/s/ James N. Jannello	By:	/s/ Richard S. Francis
Name:	James N. Jannello	Name:	Richard S. Francis
Title:	President	Title:	President

JANEL WORLD TRADE, LTD.

By:	/s/ James N. Jannello
Name:	James N. Jannello
Title:	Executive Vice President and Chief Executive Officer

SCHEDULE LIST

This list identifies the contents of all omitted schedules. The registrant agrees to supplementally furnish the SEC with a copy of any omitted schedule upon request.

Schedule 2 - Excluded Assets

Schedule 2.1 - Computer Software& Hardware

Schedule 2.3 - Other Personal Property

Schedule 2.4 - Prepaid Expenses

Schedule 2.7 - Trade Names, Trademarks, Service marks

Schedule 2.8 - Business Agreements, Leases, Licenses, Notes

Schedule 2.9 - Customer Contracts and Customer Lists

Schedule 2.11 - Certain Insurance Policies

Schedule 3(b) - Share Allocation

Schedule 4.3 - Consent Required

Schedule 4.6 - Liens

Schedule 4.11 - Uncollectible Receivables

Schedule 4.13 - Capital Expenditures

Schedule 4.14 - Undisclosed Liabilities

Schedule 4.16 - Law Suits

Schedule 6.3 - Contract Employees